                                                                EARNINGS RELEASE
================================================================================
                                                                  (NASDAQ: SIFI)

SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND THE YEAR ENDED DECEMBER 31, 2007

SI FINANCIAL GROUP, INC. ANNOUNCES DATE OF ANNUAL STOCKHOLDERS' MEETING

WILLIMANTIC, CONNECTICUT--FEBRUARY 20, 2008. SI Financial Group, Inc. (the "Company") (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the "Bank"), reported net income of $458,000, or $0.04 basic and diluted earnings per common share, for the quarter ended December 31, 2007 versus net income of $669,000, or $0.06 basic and diluted earnings per common share, for the quarter ended December 31, 2006. Net income for the year ended December 31, 2007 was $1.4 million, or $0.12 basic and diluted earnings per common share, compared to $2.8 million, or $0.24 basic and $0.23 diluted earnings per common share, for the year ended December 31, 2006. Lower net income for 2007 was primarily due to higher noninterest expenses and lower net interest income, offset by an increase in noninterest income.

Net interest income increased 1.4% to $5.4 million for the quarter ended December 31, 2007 and decreased 4.2% to $21.6 million for the year ended December 31, 2007. Net interest income increased for the quarter due to an increase in the average balance of interest-earning assets and higher yields on loans and securities, offset by an increase in the cost of funds. Net interest income decreased for the year ended December 31, 2007 due to higher-yielding deposit accounts and an increase in average deposits and Federal Home Loan Bank borrowings, offset by increases in the balance of interest-earning assets and the average yield on earning assets.

The provision for loan losses decreased $13,000 to $322,000 for the fourth quarter of 2007 compared to the same period in the prior year and increased $181,000 to $1.1 million for the year ended December 31, 2007 compared to $881,000 for the year ended December 31, 2006. The ratio of the allowance for loan losses to total loans increased from 0.76% at December 31, 2006 to 0.89% at December 31, 2007. At December 31, 2007, nonperforming loans totaled $7.6 million, compared to $1.4 million at December 31, 2006. Specific reserves relating to nonperforming loans increased to $1.3 million at December 31, 2007 compared to $14,000 at December 31, 2006. Two commercial construction loans accounted for $6.1 million of nonperforming loans and $1.0 million in specific reserves. For the year ended December 31, 2007, net loan charge-offs were $182,000, compared to $187,000 for the year ended December 31, 2006. While the Company has no direct exposure to sub-prime mortgages in its loan portfolio, declining economic conditions have negatively impacted the residential and commercial construction markets and contributed to the decrease in credit quality for commercial loans. As a result, the Company has increased its provision for loan losses on this portion of the loan portfolio during the second half of 2007 to reflect the increased risk of loss associated with this type of lending.

Noninterest income was $2.4 million for the quarter ended December 31, 2007 compared to $2.2 million for the quarter ended December 31, 2006. Noninterest income increased $1.1 million to $9.4 million for the year ended December 31, 2007 compared to $8.3 million for 2006. Contributing to the increase for both the quarter and year ended December 31, 2007 were increases in wealth management fees of $97,000 and $423,000, respectively, and service fees of $159,000 and $201,000, respectively. For 2007, the Company reported a net gain on the sale of securities of $106,000 compared to a net loss on the sale of securities of $284,000 for the same period in 2006. Wealth management fees were higher principally due to growth in the market value of assets under management. Increases in service fees relate to fees associated with a new deposit product and electronic banking usage. The net gain on the sale of securities in 2007 included a gain of $321,000 from the sale of marketable equity securities, offset by a net loss of $215,000 on the sale of $17.2 million of government-sponsored enterprise securities as a result of a repositioning of the Company's investment portfolio to benefit from the steeper yield curve. The proceeds were reinvested into longer-term and higher-yielding mortgage-backed securities.

Noninterest expenses increased for both the quarter and year ended December 31, 2007 compared to the same periods in 2006, primarily due to increased operating costs associated with the expansion of branch offices and other noninterest expenses. New branch offices resulted in higher occupancy and equipment expense. Compensation costs were higher in 2007 due to increased staffing levels associated with new branch offices, offset by a reduction in performance-based compensation which included lower loan origination commissions resulting from a decline in new loan volume. An increase in the provision for credit losses for off-balance sheet commitments contributed to the increase in other noninterest expenses for 2007. Outside professional services expense was higher for 2007 due to the termination of the agreement to purchase a mortgage company during the first quarter, resulting in a charge to operations for purchase-related transaction costs associated with the termination, offset by a reduction in legal and auditing expenditures and lower consulting costs for assistance with Sarbanes Oxley compliance.

Total assets increased $33.2 million, or 4.4%, to $790.2 million at December 31, 2007 from $757.0 million at December 31, 2006. Contributing to the increase in assets were increases of $22.4 million in available for sale securities, $13.4 million in net loans receivable, $1.3 million in premises and equipment, $1.1 million in Federal Home Loan Bank stock and $913,000 in other real estate owned, offset by decreases of $5.4 million in cash and cash equivalents, $666,000 in other assets and $296,000 in accrued interest receivable. Available for sale securities increased as a result of purchases of predominately mortgage-backed securities with longer-term maturities with funds provided by proceeds from the sale of government-sponsored enterprise securities, cash and cash equivalents and Federal Home Loan Bank advances. The increase in net loans receivable included an increase in residential and commercial mortgage loans, offset by a decrease in primarily construction loans and consumer loans. The conversion of construction loans to permanent mortgage loans, principal pay-offs and a reduction in new loan originations contributed to the decrease in construction loans. Consumer loans decreased as a result of the disposition of the indirect automobile loan portfolio during the second quarter of 2007. The primary increase in premises and equipment was attributable to fixed assets associated with the Bank's new branch locations in East Hampton and Norwich, Connecticut. Federal Home Loan Bank stock rose in connection with an increase in Federal Home Loan Bank borrowings. Other real estate owned represents a commercial real estate property and a residential real estate property with net realizable values of $850,000 and $63,000, respectively. The decrease in other assets resulted from the write-off of purchase-related transaction costs associated with the termination of the mortgage company purchase and the settlement of other receivables, offset by an increase in prepaid expenses associated with bank insurance premiums. Accrued interest receivable decreased as a result of commercial loan payments and the reversal of interest related to nonperforming loans and the indirect automobile loan portfolio.

Total liabilities were $708.1 million at December 31, 2007 compared to $674.7 million at December 31, 2006. Deposits increased $9.7 million, or 1.8%, which included an increase in predominately NOW and money market accounts of $24.7 million and, to a lesser extent, demand deposits of $1.1 million, offset by decreases of $11.3 million in savings accounts and $4.7 million in certificates of deposits. Deposits increased as a result of branch expansion and new deposit products with competitive promotional rates. Borrowings increased from $127.4 million at December 31, 2006 to $149.9 million at December 31, 2007, resulting from an increase of $29.7 million in Federal Home Loan Bank advances, offset by the redemption of $7.2 million of debentures in April 2007.

Total stockholders' equity decreased $299,000 from $82.4 million at December 31, 2006 to $82.1 million at December 31, 2007. The decrease in equity related to stock repurchases of 350,820 shares at a cost of $3.7 million and dividends of $733,000, offset by earnings of $1.4 million, increase in net unrealized holding gains on available for sale securities aggregating $1.5 million (net of taxes) and the amortization of equity awards of $784,000.

During the fourth quarter of 2007, the Company announced the purchase of two existing branch locations in Colchester and New London, Connecticut. The Colchester branch acquisition was completed in January 2008 and the New London acquisition is expected to close by the end of February 2008. "We are pleased with the purchase of two well-established branch offices which are expected to contribute approximately $28.0 million in deposits and $7.0 million in loans. Combined with the opening of our new branch office in East Hampton, Connecticut in August 2007 and the relocation of our Norwich, Connecticut office in January 2008, our expanding branch network provides more convenient locations to better serve the needs of our customers," commented Rheo A. Brouillard, President and Chief Executive Officer.

The Company's annual meeting of stockholders will be held at the Savings Institute Bank and Trust Company's Training Center, 579 North Windham Road, North Windham, Connecticut on Wednesday, May 7, 2008 at 9:00 a.m. local time.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

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THIS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" THAT ARE BASED ON ASSUMPTIONS
AND MAY DESCRIBE FUTURE PLANS, STRATEGIES AND EXPECTATIONS OF THE COMPANY. THESE FORWARD-LOOKING STATEMENTS ARE GENERALLY IDENTIFIED BY THE USE OF THE WORDS "BELIEVE," "EXPECT," "INTEND," "ANTICIPATE," "ESTIMATE," "PROJECT" OR SIMILAR EXPRESSIONS. THE COMPANY'S ABILITY TO PREDICT RESULTS OR THE ACTUAL EFFECT OF FUTURE PLANS OR STRATEGIES IS INHERENTLY UNCERTAIN. FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN MARKET INTEREST RATES, REGIONAL AND NATIONAL ECONOMIC CONDITIONS, LEGISLATIVE AND REGULATORY CHANGES, MONETARY AND FISCAL POLICIES OF THE UNITED STATES GOVERNMENT, INCLUDING POLICIES OF THE
UNITED STATES TREASURY AND THE FEDERAL RESERVE BOARD, THE QUALITY AND
COMPOSITION OF THE LOAN OR INVESTMENT PORTFOLIOS, DEMAND FOR LOAN PRODUCTS, DEPOSIT FLOWS, COMPETITION, DEMAND FOR FINANCIAL SERVICES IN THE COMPANY'S
MARKET AREA, CHANGES IN THE REAL ESTATE MARKET VALUES IN THE COMPANY'S MARKET AREA, THE ABILITY TO OPERATE NEW BRANCH OFFICES PROFITABLY, THE ABILITY TO EFFECTIVELY AND EFFICIENTLY INTEGRATE ACQUISITIONS AND CHANGES IN RELEVANT ACCOUNTING PRINCIPLES AND GUIDELINES. FOR DISCUSSION OF THESE AND OTHER RISKS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS, REFER TO OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, INCLUDING THE SECTION ENTITLED "RISK FACTORS," AND QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 2007, JUNE 30, 2007 AND SEPTEMBER 30, 2007 ON FILE WITH THE SEC, THESE RISKS AND UNCERTAINTIES SHOULD BE CONSIDERED IN EVALUATING ANY FORWARD-LOOKING STATEMENTS AND UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH STATEMENTS. EXCEPT AS REQUIRED BY APPLICABLE LAW OR REGULATION, THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO RELEASE PUBLICLY
THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS
TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THE STATEMENTS OR TO
REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.


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

SELECTED FINANCIAL CONDITION DATA:

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(DOLLARS IN THOUSANDS / UNAUDITED)                                 December 31,           December 31,
                                                                        2007                 2006
-----------------------------------------------------------------------------------------------------------
ASSETS
Noninterest-bearing cash and due from banks                       $         14,543      $         14,984
Interest-bearing cash and cash equivalents                                   6,126                11,124
Securities                                                                 149,716               126,168
Loans held for sale                                                            410                   135
Loans receivable, net                                                      587,538               574,111
Bank-owned life insurance                                                    8,410                 8,116
Other assets                                                                23,455                22,399
                                                               --------------------------------------------
            Total assets                                          $        790,198      $        757,037
                                                               ============================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits                                                     $        548,335      $        538,676
     Borrowings                                                            149,867               127,421
     Other liabilities                                                       9,909                 8,554
                                                               --------------------------------------------
         Total liabilities                                                 708,111               674,651
                                                               --------------------------------------------

Stockholders' equity                                                        82,087                82,386
                                                               --------------------------------------------

         Total liabilities and stockholders' equity                $       790,198      $        757,037
                                                               ============================================

SELECTED OPERATING DATA:

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(DOLLARS IN THOUSANDS / UNAUDITED)                  Three Months Ended                 Years Ended
                                                       December 31,                    December 31,
                                                     2007            2006            2007           2006
-------------------------------------------------------------------------------------------------------------

Interest and dividend income                    $    11,157      $    10,550     $   43,347   $     40,777
Interest expense                                      5,730            5,196         21,783         18,261
                                               --------------------------------------------------------------
Net interest income                                   5,427            5,354         21,564         22,516
                                               --------------------------------------------------------------
Provision for loan losses                               322              335          1,062            881
                                               --------------------------------------------------------------
Net interest income after provision for
     loan losses                                      5,105            5,019         20,502         21,635

Noninterest income                                    2,443            2,157          9,378          8,258
Noninterest expenses                                  6,900            6,343         27,928         25,959
                                               --------------------------------------------------------------
Income before provision for income taxes                648              833          1,952          3,934

Provision for income taxes                              190              164            540          1,156
                                               --------------------------------------------------------------
Net income                                      $       458      $       669     $    1,412   $      2,778
                                               ==============================================================


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SELECTED OPERATING DATA - CONTINUED:

---------------------------------------------------------------------------------------------------------------
(UNAUDITED)                                              Three Months Ended              Years Ended
                                                            December 31,                 December 31,
                                                            ------------                 ------------
                                                        2007             2006          2007           2006
----------------------------------------------------------------------------------------------------------------

Earnings per common share:
     Basic                                        $      0.04     $      0.06    $      0.12   $         0.24
     Diluted                                      $      0.04     $      0.06    $      0.12   $         0.23

Weighted-average common shares outstanding:
     Basic                                         11,611,897      11,797,096     11,751,458       11,798,711
     Diluted                                       11,640,191      11,848,752     11,797,732       11,843,281


SELECTED FINANCIAL RATIOS:

----------------------------------------------------------------------------------------------------------------
                                                                   For the                  At or For the
(DOLLARS IN THOUSAND/UNAUDITED)                               Three Months Ended             Years Ended
                                                                 December 31,                December 31,
                                                                 ------------                ------------
                                                               2007         2006          2007          2006
----------------------------------------------------------------------------------------------------------------
SELECTED PERFORMANCE RATIOS: (1)
Return on average assets                                         0.23 %       0.35 %         0.18 %       0.38 %
Return on average equity                                         2.20         3.23           1.71         3.44
Interest rate spread                                             2.40         2.50           2.47         2.81
Net interest margin                                              2.92         2.98           2.98         3.26
Efficiency ratio (2)                                            87.67        84.45          90.57        83.58

ASSET QUALITY RATIOS:
Allowance for loan losses                                                                 $ 5,245      $ 4,365
Allowance for loan losses as a percent of total loans                                        0.89 %       0.76 %
Allowance for loan losses as a percent of
     nonperforming loans                                                                    68.72 %     313.58 %
Nonperforming loans                                                                       $ 7,632      $ 1,392
Nonperforming loans as a percent of total loans                                              1.29 %       0.24 %
Nonperforming assets (3)                                                                  $ 8,545      $ 1,392
Nonperforming assets as a percent of total assets                                            1.08 %       0.18 %

(1)  Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and dividend income and noninterest income, less any realized gains or losses on the sale of securities.
(3) Nonperforming assets consist of nonperforming loans and other real estate owned.

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CONTACT:

Sandra Mitchell
Vice President/Director of Corporate Communications
Email: investorrelations@banksi.com
(860) 456-6509